EXHIBIT 10.40

EXPRESS

January 19, 2023

Jason Judd
1 Express Drive
Columbus, OH 43230

RE: Special Cash Business Continuity Award Agreement

Dear Jason:

Express, LLC (the “Company”) is pleased to offer you a Special Cash Business Continuity Award (“Award”) in the amount of $250,000, subject to the terms and conditions set forth herein. If you choose to accept the Award, the Company will pay you $250,000, less applicable tax withholdings, in accordance with the Company’s next regularly scheduled payroll cycle, expected on January 27, 2023.

As a condition to receiving the Award, you hereby agree to remain employed with the Company through the next 24 months, up to and including January 24, 2025. You understand that you will forfeit the entire Award if you voluntarily terminate your employment with the Company on or prior to January 26, 2024, in which case the Award must be repaid in-full. Should you voluntarily terminate your employment with the Company between January 25, 2024 and January 24, 2025, you will be required to repay half of the Award. In either scenario, repayment would be required within thirty (30) days following your last day of employment with the Company.

This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Ohio. This Award shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, retirement, death or other benefit, under any other bonus, incentive, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise. This Award is not considered an employment contract and does not change the “at will” status of your employment.

Please feel free to contact me if you have any questions.

/s/ Mike Reese
Mike Reese
Chief Human Resources Officer

Acknowledged and agreed:

/s/ Jason Judd	1/19/2023
Jason Judd	Date